As filed with the Securities and Exchange Commission on November 14, 2008

Registration Statement No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky	20-0865835
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard P.O. Box 391 Covington, Kentucky	41012-0391 (Zip Code)
(Address of Principal Executive Offices)

Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan
Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors
Hercules Incorporated 1993 Non-Employee Director Stock Accumulation Deferred Compensation Plan

(Full title of the plans)
_______________

David L. Hausrath, Esq.
Senior Vice President and General Counsel
50 E. RiverCenter Boulevard
Covington, Kentucky  41012-0391
(859) 815-3333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering	Aggregate	Amount of
to be Registered	Registered(1)	Price Per Share	Offering Price	Registration Fee
Common Stock, par value $0.01 per share	1,000,000 shares(2)	$17.61(3)	$17,610,000	$693
Total	1,000,000	$17.61(3)	$17,610,000	$693

_________________________

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of additional shares as may be required in the event of a stock split, stock dividend or similar transaction that results in an increase in the number of shares of Common Stock.

2	Represents the number of shares of Common Stock issuable upon the exercise of converted options as described under “Explanatory Note.”

3
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on November 13, 2008.

EXPLANATORY NOTE

Ashland Inc. (“Ashland”) and a wholly owned subsidiary of Ashland entered into an Agreement and Plan of Merger, dated as of July 10, 2008 (the “Merger Agreement”), with Hercules Incorporated (“Hercules”).  Upon the consummation of the merger on November 13, 2008 (the “Effective Time”), Hercules became a wholly owned subsidiary of Ashland.

Pursuant to the Merger Agreement, options to purchase shares of Hercules common stock that were outstanding immediately prior to the Effective Time and not cancelled pursuant to the Merger Agreement were converted into options to purchase shares of Ashland common stock, par value $0.01 per share (“Common Stock”) as of the Effective Time (the “Converted Options”).  The Converted Options were granted pursuant to (i) the Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan, approved by the Hercules board of directors and effective upon approval by Hercules’ shareholders on April 1, 1991, and amended and restated as of June 30, 1993, April 27, 1995, April 24, 1997, April 29, 1999 and June 27, 2002 (the “LTICP”), (ii) the Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors, approved by the Hercules board of directors on April 24, 2003 and approved by Hercules’ shareholders on July 25, 2003 (the “Omnibus Plan”), and (iii) the Hercules Incorporated 1993 Non-Employee Director Stock Accumulation Deferred Compensation Plan, approved by the Hercules board of directors on March 3, 1993, approved by Hercules’ shareholders on April 21, 1993, and amended by Hercules’ shareholders on June 27, 2002 (the “1993 Plan”).  The Converted Options will continue to be governed by the terms and conditions of the plan pursuant to which they were granted (except for adjustments to the underlying number of shares, the exercise price and vesting, as provided in the Merger Agreement).

Ashland is filing this registration statement to register the shares of Common Stock that are issuable upon the exercise of the Converted Options originally granted under the LTICP, the Omnibus Plan and the 1993 Plan.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement.  We incorporate by reference the documents listed below:

(a)
Our Annual Report filed on Form 10-K for the year ended September 30, 2007, filed on November 27, 2007, which contains our audited consolidated financial statements for the fiscal year ended September 30, 2007.

(b)	Our Quarterly Reports on Form 10-Q filed on February 8, 2008, May 9, 2008 and August 6, 2008 for the quarterly periods ended December 31, 2007, March 31, 2008 and June 30, 2008.

(c)
Our Current Reports on Form 8-K filed on January 31, 2008, March 20, 2008, March 28, 2008, May 15, 2008, June 9, 2008, June 18, 2008, June 19, 2008, July 1, 2008, July 14, 2008, August 29, 2008, September 8, 2008 (amendment), September 10, 2008 and November 14, 2008.

(d)	The description of our common stock contained in our registration statement on Form S-4 filed with the SEC on August 8, 2008, as amended.

In addition, any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

Linda L. Foss has rendered a legal opinion, filed as Exhibit 5 hereto, with respect to the legality of the securities registered hereby.  Ms. Foss is an employee of and in-house counsel to Ashland.

Item 6.                      Indemnification of Directors and Officers

(a)           Kentucky General Corporation Law

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act (which we refer to as the “KBCA”) provide for indemnification of directors, officers, employees and agents of Kentucky Corporations, subject to certain limitations. Although the below discussion is specific to directors, Section 271B.8-560 permits a corporation to indemnify and advance expenses to officers, employees and agents to the same extent as a director and gives an officer who is not a director the same statutory right to mandatory indemnification and to apply for court-ordered indemnification as afforded a director. A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors, or contract.

Section 271B.8-520 of the KBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify against reasonable expenses incurred in connection with a proceeding any director who entirely prevails in the defense of any proceeding to which the individual was a party because he or she is or was a director of the corporation. The term “proceeding” includes any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal.

Section 271B.8-510 of the KBCA permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director, as long as the individual (i) conducted himself or herself in good faith, (ii) reasonably believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interests of the corporation or, in all other cases, was at least not opposed to its best interests, and (iii) in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not be, alone, determinative that the director did not meet the applicable standard of care. Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses.

Section 271B.8-510 of the KBCA specifically prohibits indemnification in (i) a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, where the director is adjudged liable on the basis of having received an improper personal benefit.

Pursuant to Section 271B.8-550, a determination that indemnification is permissible because the individual met the applicable standard of conduct must first be made before a director can be indemnified. This determination can be made (i) by majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors, (ii) by special legal counsel selected by the majority vote of a quorum of disinterested directors or, if a quorum cannot be obtained, by majority vote of a committee made up solely of two or more disinterested directors; provided, however, if there are not two disinterested directors, then legal counsel can be selected by a majority vote of the full board of directors, or (iii) by the shareholders, but shares owned by any interested director cannot be voted.

Under Section 271B.8-530, Ashland may advance expenses incurred by a director who is party to a proceeding prior to the final disposition if (i) the director furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the KBCA standards of director conduct, (ii) the director furnishes the corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and (iii) a determination is made that the facts known to those making the determination would not preclude indemnification under the KBCA’s director indemnification provisions.

The indemnification and advancement of expenses provided by, or granted pursuant to, KBCA Sections 271B.8-500 – 271B.8-580 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may otherwise be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

(b)           Articles of Incorporation and By-Laws of Ashland

In general, Article X of Ashland’s articles of incorporation and Article VIII, Section 1 of Ashland’s by-laws provide for indemnification of any individual who was or is a party to any threatened, pending or completed claim, action, suit or proceeding by reason of his or her status as a director, officer or employee of Ashland or of another entity at Ashland’s request (collectively referred to as a “covered person”) against any reasonable costs and expenses (including attorneys’ fees) and any liabilities (including judgments, fines, penalties or reasonable settlements) reasonably paid by or imposed against the individual if the individual:

•	has been successful on the merits or otherwise with respect to such claim, action, suit or proceeding; or

•
acted in good faith, in what the person reasonably believed to be the best interests of Ashland or such other entity, as the case may be, and in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Pursuant to Article VIII, Sections 2-4 of Ashland’s by-laws, indemnification based on good faith and reasonable belief shall be made unless it is determined by any of the following that the covered person has not met the standard of conduct required for good faith indemnification (as described above):

•	the board of directors, acting by a quorum consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action, suit or proceeding;

•	a committee of the board of directors consisting of directors who were not parties to (or who were determined to have been successful with respect to) the claim, action suit or proceeding;

•	any officer or group of officers who, by resolution adopted by the board of directors, has been given authority to make such determinations; or

•	either of the following selected by the board of directors if a disinterested committee of the board cannot be obtained:

(i)	independent legal counsel (who may be the regular counsel of Ashland) who has delivered to Ashland a written determination; or

(ii)	an arbitrator or a panel of arbitrators (which panel may include directors, officers, employees or agents of Ashland) who has delivered to Ashland a written determination.

Article VIII, Section 5 of Ashland’s by-laws requires Ashland to advance expenses to a director, officer or employee prior to the final disposition of the claim, action, suit or proceeding, but the individual shall be obligated to repay the advances if it is ultimately determined that the individual is not entitled to indemnification. In addition, the by-laws provide that Ashland may, as a condition to advance the expenses, require the director, officer or employee to sign a written instrument acknowledging such obligation to repay expenses if it is ultimately determined that the person is not entitled to indemnity. Ashland also may refuse to advance expenses or discontinue advancing expenses if it is determined by Ashland, in its sole and exclusive discretion, not to be in the best interest of Ashland.

Notwithstanding the other provisions of Article VIII, pursuant to Article VIII, Section 6 of Ashland’s by-laws, no person shall be indemnified in respect of any claim, action, suit or proceeding, initiated by such person or such person’s representative, or which involved the voluntary solicitation or intervention of such person or such person’s representative. Article VIII, Section 7 of the by-laws provides that the rights of indemnification provided under Article VIII shall be in addition to any other rights to which the director, officer or employee may otherwise be entitled. Further, in the event of any such person’s death, then their indemnification rights extend to their heirs and legal representatives.

(c)           Contracts

Article X of the articles of incorporation of Ashland provide that Ashland may take such steps as may be deemed appropriate by the board of directors to provide indemnification to any such person, including entering into indemnification contracts between Ashland and individual directors, officers, employees or agents which might provide rights to indemnification which are broader or otherwise different than those authorized by the articles of incorporation.

Ashland has entered into indemnification agreements with each of its directors and executive employment contracts with certain of its executive officers that require indemnification to the fullest extent permitted by law (as described above), subject to certain exceptions and limitations.

Subject to certain exclusions (as discussed below), the director indemnification agreements require Ashland to provide indemnity to a director for reasonable costs and expenses (including attorneys’ fees) and liabilities (including judgments, fines, penalties and reasonable settlements) incurred by such director in connection with any lawsuit or proceeding in which such director is, was or is threatened to be involved as a party, witness or otherwise by reason of the director’s position with Ashland.  Such indemnification agreements also provide that Ashland must advance the expenses of a director in connection with a lawsuit or proceeding potentially covered by the provisions of the indemnification agreement upon the written request of the director.  Such advancements are to be made with the understanding that the director may be required to repay them if it is determined that he or she is not entitled to indemnity in accordance with the indemnification agreements.

Under the indemnification agreements, indemnity is excluded if a court of competent jurisdiction in a lawsuit or proceeding to which the director is a party finally adjudicates that indemnity is prohibited by law, or to the extent that, prior to a change in control, a majority of Ashland’s directors (or a duly designated committee thereof) determines that the amount of expenses and/or settlements for which indemnification is sought is unreasonable.

Such indemnification agreements are in effect during the service as a director and continue after termination of service as to lawsuits or proceedings arising as a result of acts or omissions during the director’s service to Ashland.  A director must notify Ashland in writing within 20 days after actual notice that he or she will be a party, witness or otherwise involved in a lawsuit or proceeding.

(d)           Insurance

Section 271B.8-570 permits a corporation to purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation, who is or was serving in that capacity, against liability asserted against or incurred in that capacity or arising from that status, whether or not the corporation would have power to indemnify against the same liability.

Article X of the articles of incorporation of Ashland provide that Ashland may take such steps, as may be deemed appropriate by the board of directors and subject to the occurrence of such terms and conditions as may be deemed appropriate by the board of directors, to secure payment of such amounts as are required to effect any indemnification permitted or authorized by Article X, including purchasing and maintaining insurance, creating a trust fund, granting security interests or using other means (including, without limitation, irrevocable letters of credit).

Ashland has purchased insurance that insures (subject to certain terms and conditions, exclusions and deductibles) Ashland against certain costs that it might be required to pay by way of indemnification to directors or officers under its articles of incorporation or by-laws, indemnification agreements or otherwise, and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland. In addition, Ashland has purchased insurance that provides liability coverage (subject to certain terms and conditions, exclusion and deductibles) for amounts that Ashland or the fiduciaries under their employee benefit plans, which may include its respective directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7.                      Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

(a)           Exhibits

Exhibit No.     Description of Exhibit

4.1	Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan (filed as Exhibit 10-K to Hercules’ Annual Report on Form 10-K, filed March 29, 2000 (SEC File No. 001-00496))

4.2	Amendment 2002-1 to Amended and Restated Long Term Incentive Compensation Plan (filed as Exhibit I, Proxy Statement, dated May 15, 2002 (SEC File No. 001-00496))

4.3	Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (filed as Appendix II, Proxy Statement, dated June 20, 2003 (SEC File No. 001-00496))

4.4
Hercules Incorporated 1993 Non-Employee Director Stock Accumulation and Deferred Compensation Plan (filed as Exhibit 4.1, Registration Statement on Form S-8, filed July 16, 1993 (SEC File No. 33-66136)

4.5	Amendment 2002-1 to Non-Employee Director Stock Accumulation Plan (filed as Exhibit II, Proxy Statement, dated May 15, 2002 (SEC File No. 001-00496))

5	Opinion of Linda L. Foss as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Linda L. Foss relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

24	Power of Attorney (filed herewith)

Item 9.    Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(l)(i) and (a)(l)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on November 14, 2008.

ASHLAND INC.

By:	/s/ Lamar M. Chambers
Lamar M. Chambers
Senior Vice President, Chief Financial Officer and Controller

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 14, 2008.

Name	Capacity
* _____________________________________ James J. O’Brien	Chairman, Chief Executive Officer and Director
/s/ Lamar M. Chambers _____________________________________ Lamar M. Chambers	Senior Vice President, Chief Financial Officer and Controller
* _____________________________________ Roger W. Hale	Director
* _____________________________________ Bernadine P. Healy	Director
* _____________________________________ Kathleen Ligocki	Director
* _____________________________________ Vada O. Manager	Director
_____________________________________ Barry W. Perry	Director
* _____________________________________ Mark C. Rohr	Director
* _____________________________________ George A. Schaefer, Jr.	Director
* _____________________________________ Theodore M. Solso	Director
_____________________________________ John F. Turner	Director
* _____________________________________ Michael J. Ward	Director
*By:	/s/ David L. Hausrath
Name: David L. Hausrath
Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.    Description of Exhibit

4.1	Hercules Incorporated Amended and Restated Long Term Incentive Compensation Plan (filed as Exhibit 10-K to Hercules’ Annual Report on Form 10-K, filed March 29, 2000 (SEC File No. 001-00496))

4.2	Amendment 2002-1 to Amended and Restated Long Term Incentive Compensation Plan (filed as Exhibit I, Proxy Statement, dated May 15, 2002 (SEC File No. 001-00496))

4.3	Hercules Incorporated Omnibus Equity Compensation Plan for Non-Employee Directors (filed as Appendix II, Proxy Statement, dated June 20, 2003 (SEC File No. 001-00496))

4.4
Hercules Incorporated 1993 Non-Employee Director Stock Accumulation and Deferred Compensation Plan (filed as Exhibit 4.1, Registration Statement on Form S-8, filed July 16, 1993 (SEC File No. 33-66136))

4.5	Amendment 2002-1 to Non-Employee Director Stock Accumulation Plan (filed as Exhibit II, Proxy Statement, dated May 15, 2002 (SEC File No. 001-00496))

5	Opinion of Linda L. Foss as to the legality of the securities being registered (filed herewith)

23.1	Consent of Ernst & Young LLP (filed herewith)

23.2	Consent of Linda L. Foss relating to opinion as to the legality of the securities being registered (included in Exhibit 5)

24	Power of Attorney (filed herewith)